Exhibit 99.1

NEI ANNOUNCES FINANCIAL RESULTS FOR THE FIRST FISCAL QUARTER 2010

Q1 Results Meet or Exceed Guidance

Revenue Ramping as Company Guides to Higher Year-Over-Year and Sequential Revenue in Q2

CANTON, Mass., January 28, 2010 — NEI (Nasdaq: NENG), a leading provider of server-based application platforms, appliances, and support services for software developers and OEMs worldwide, today reported financial results for its first fiscal quarter, the period ended December 31, 2009.

First Quarter Financial Performance

•                  Net revenues were $43.9 million, at the high end of the Company’s guidance of $39 to $44 million and an increase of 8 percent compared sequentially to the $40.7 million in the fourth fiscal quarter of 2009 and 18 percent compared to the $37.2 million for the first quarter of the prior fiscal year. The increase both sequentially and year-over-year was due to increased volume from certain customers and the initial contribution from the two significant design wins from fiscal 2009.

•                  Gross profit was 13.7 percent of net revenues, within the guidance of 13.5 to 15.0 percent and compared sequentially to 15.0 percent in the fourth fiscal quarter of 2009 and compared to 15.1 percent for the first quarter of prior fiscal year.

•                  Operating expenses were $5.9 million, including $274,000 of stock-based compensation expense and $389,000 of amortization expense, better than guidance of between $6.2 million to $6.7 million. Operating expenses compared to $6.1 million in the year-ago first quarter, which included $304,000 of stock-based compensation expense and $439,000 of amortization expense.

•                  Net income on a GAAP basis was $139,000, or $0.00 per share, which included $312,000 of stock-based compensation expense and $389,000 of amortization expense. The results were better than guidance of a net loss of $(600,000) to breakeven. The net income on a GAAP basis compared to a net loss on a GAAP basis of $(466,000), or $(0.01) per share in the first fiscal quarter last year, which included $339,000 of stock-based compensation expense and $439,000 of amortization expense.

•                  Non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $840,000, or $0.02 per share, better than the guidance of non-GAAP net income of $100,000 to $700,000. The non-GAAP net income compared to non-GAAP net income of $312,000, or $0.01 per share in the first fiscal quarter of 2009.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “The first fiscal quarter was a positive quarter for us, and it sets the stage for a strong year. We met or exceeded guidance once again, and showed both sequential and year-over-year improvements in revenue and net income while maintaining a strong balance sheet. As expected, the significant design win with our largest customer announced in the fourth fiscal quarter last year began to contribute to our results in the December quarter, and we expect this to ramp to more than $10 million per quarter in incremental revenue in the coming quarters. We continue to pursue high-volume run-rate opportunities.”

During this quarter NEI added eight new design wins, compared to 11 design wins in the first quarter of fiscal 2009. The Company now tracks design wins as only those with new customers, or with entirely disparate divisions within existing customers, representing a change from last year. Applying that same criteria to previous results, the Company had five first quarter design wins last year. Two of the eight design wins this quarter were run rate customers. EMC comprised 40 percent of total revenues during the quarter, compared to 33 percent in the year ago quarter and Tektronix comprised 21 percent of net revenues during the quarter compared to 14 percent in the year ago quarter.

Mr. Shortell continued, “As we have previously stated, we have been focused on winning large run-rate opportunities that would provide us with a clear path to sustained profitability.  In 2009, we successfully closed new large run-rate design wins and now, in fiscal 2010, our focus is on ramping these design wins to revenue.”

As part of the Company’s stock repurchase program, the Company purchased approximately 158,000 shares for a total of $177,000 in the first fiscal quarter.  Since June 2008, when the stock repurchase plan was initially implemented permitting the repurchase of up to $5 million of its common stock, the Company has cumulatively repurchased a total of 2.6 million shares for approximately $2.2 million through December 31, 2009.

Business Outlook

NEI currently anticipates the following results for its fiscal second quarter ending March 31, 2010, based on current forecasts from certain customers and historical trends.

•                  Net revenues in the range of $49 million to $54 million.

•                  Gross profit in the range of 11 percent to 12.5 percent of net revenues.

•                  Operating expenses between $6.2 million and $6.7 million, including an estimated $203,000 of stock-based compensation expense and amortization expense of $389,000.

•                  Net income (loss) on a GAAP basis in the range of $(400,000) to $200,000.

•                  Net income on a non-GAAP basis in the range of $200,000 to $800,000.

“We expect a sequential and year-over-year increase in our revenues as we continue to ramp up the design wins booked during 2009,” stated Doug Bryant, Chief Financial Officer. “The March quarter is a transition quarter for us as revenues continue to ramp, driven by the 2009 design win with our largest customer, but planned discounts on legacy products with that customer are fully implemented this quarter.  Beyond the March quarter, as this significant design win becomes fully ramped and our other 2009 design wins begin to ramp, we expect to reach sustainable profitability as we carefully manage our expenses by leveraging our existing operating infrastructure.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call today at 10 a.m. (ET) to discuss the Company’s operating performance and financial outlook. The conference call will be available live via the internet by accessing the NEI web site at www.nei.com, on the investor relations page. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-877-407-9039 or 1-201-689-8470. For those who cannot access the live broadcast, a replay will be available by dialing 1-877-660-6853 or 1-201-612-7415, entering account number 3055 and entering the passcode “342948” from three hours after the end of the call until 12 p.m. (ET) on February 4, 2010. The replay will also be available at the NEI web site.

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income or loss and non-GAAP per share information refer to net income or loss or per share information excluding stock-based compensation

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expense and amortization expense. GAAP requires that these expenses and charges be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income or loss (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. In addition, the Company’s management excludes the financial statement effect of these items in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses. Lastly, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income or loss should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of server-based application platforms, appliances and support services for software developers and OEMs worldwide. Through its comprehensive suite of services that include solution design, integration control, support and other value-added service capabilities, NEI enables customers to more effectively deploy, manage, service and support their solutions. Founded in 1997, NEI is headquartered in Canton, Massachusetts and trades on the NASDAQ exchange under the symbol NENG. For more information about NEI’s products and services, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross profits, operating expenses including stock-based compensation expenses, amortization expense, net income (loss), additional run-rate business from existing customers, profitability and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2009 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

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NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2009	2008

Net revenues	$43,878	$37,235
Cost of revenues	37,882	31,627

Gross profit	5,996	5,608

Operating expenses:
Research and development	1,683	1,442
Selling and marketing	1,758	2,177
General and administrative	2,021	2,075
Amortization of intangible asset	389	439

Total operating expenses	5,851	6,133

Income (loss) from operations	145	(525)
Interest and other income, net	18	59

Income (loss) before income taxes	$163	$(466)
Provision for income taxes	24	—

Net income (loss)	$139	$(466)

Net income (loss) per share - basic and diluted	$0.00	$(0.01)

Shares used in computing basic net income (loss) per share	42,027	43,137
Shares used in computing diluted net income (loss) per share	42,833	43,137

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended
	December 31,	December 31,
	2009	2008

Cost of revenues	$38	$35
Research and development	46	84
Selling and marketing	77	61
General and administrative	151	159

	$312	$339

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2009	2008

GAAP net income (loss)	$139	$(466)
Amortization of intangible asset	389	439
Stock-based compensation	312	339

Non-GAAP net income	$840	$312

GAAP basic and diluted net income (loss) per share	$0.00	$(0.01)
Amortization of intangible asset	0.01	0.01
Stock-based compensation	0.01	0.01

Non-GAAP basic and diluted net income per share	$0.02	$0.01

Shares used in computing GAAP and non-GAAP basic net income (loss) per share	42,027	43,137

Shares used in computing GAAP diluted net income (loss) per share	42,833	43,137

Shares used in computing non-GAAP diluted net income per share	42,833	43,154

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	September 30,
	2009	2009
ASSETS

Current assets:

Cash and cash equivalents	$21,101	$21,039
Accounts receivable, net	29,720	27,479
Refundable acquisition consideration	—	3,629
Inventories	15,864	13,078
Prepaid expenses and other current assets	1,706	1,521

Total current assets	68,391	66,746

Property and equipment, net	1,508	1,622
Intangible asset	7,739	8,128
Other assets	171	174

Total assets	$77,809	$76,670

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$15,491	$14,200
Accrued liabilities	3,219	4,150
Deferred revenue	4,298	4,233

Total current liabilities	23,008	22,583

Deferred revenue	2,952	2,517

Total liabilities	25,960	25,100

Stockholders’ equity:
Common stock	471	471
Treasury stock	(5,019)	(4,842)
Additional paid-in capital	197,028	196,711
Accumulated deficit	(140,631)	(140,770)

Total stockholders’ equity	51,849	51,570

Total liabilities and stockholders’ equity	$77,809	$76,670

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2009	2008

Cash flows from operating activities:
Net income (loss)	$139	$(466)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	617	672
Stock-based compensation	312	339
Other adjustments	2	25
Changes in operating assets and liabilities	(4,338)	2,850

Net cash (used in) provided by operating activities	(3,268)	3,420

Net cash provided by (used in) investing activities	3,506	(178)
Net cash used in financing activities	(176)	(85)

Net increase in cash and cash equivalents	62	3,157
Cash and cash equivalents, beginning of period	21,039	10,003

Cash and cash equivalents, end of period	$21,101	$13,160